Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 16, 2007 (except for the second paragraph of Note 1 and for Note 12, as which date is August 29, 2007), in the Registration Statement (Form S-1) and related Prospectus of ARYx Therapeutics, Inc. for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP
Palo Alto, California August 30, 2007